Exhibit 99.1

RICHARD MYERS, FORMER CHAIRMAN OF JOINT CHIEFS OF STAFF,

TO JOIN UNITED TECHNOLOGIES’ BOARD OF DIRECTORS

HARTFORD, Conn., June 14, 2006 – Retired U.S. Air Force General Richard B. Myers, former chairman of the Joint Chiefs of Staff, today was elected to the United Technologies Corp. (NYSE:UTX) Board of Directors effective as of its September 13, 2006, meeting. He will join 13 other board members, of whom 11 are independent.

As chairman of the Joint Chiefs of Staff from October 2001 to September 2005, Myers served as principal military adviser to President George W. Bush, Secretary of Defense Donald Rumsfeld, and the National Security Council. Previously he served as vice chairman from March 2000 to September 2001, which included acting as chairman of the Joint Requirements Oversight Council, vice chairman of the Defense Acquisition Board, and member of the National Security Council Deputies Committee and the Nuclear Weapons Council.

“Dick Myers brings exceptional qualifications, experience and insight to our board in areas ranging from national security and international relations to organizational development and ethics compliance on a global scale. I am delighted to welcome him,” said UTC Chairman and Chief Executive Officer George David.

Myers, 64, previously served as commander in chief for the North American Aerospace Defense Command and the U.S. Space Command, as commander of the Air Force Space Command, and as manager of space transportation system contingency support for the Department of Defense. He joined the Air Force in 1965 and as a pilot has flown more than 4,100 hours in C-37, F-15, F-16, and other aircraft including the F-4, in which he flew 600 combat hours.

He holds a bachelor’s degree in mechanical engineering from Kansas State University and a master’s degree in business administration from Auburn University. He also studied at the Air Command and Staff College in Alabama and the U.S. Army War College in Pennsylvania, and attended the Program for Senior Executives in National and International Security at Harvard University’s John F. Kennedy School of Government.

Myers also serves on the boards of Deere & Company, Northrop Grumman and Aon Corp.

United Technologies Corp., based in Hartford, Conn., is a diversified company providing high technology products and services to the aerospace and building industries.

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